Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES RENEWAL OF $350 MILLION FINANCING FACILITY

NEW YORK, NY - July 24, 2008 – Ares Capital Corporation (NASDAQ: ARCC) announced today that effective July 22, 2008, it extended the expiration date of an existing $350.0 million financing facility from October 8, 2008 to July 21, 2009. Pricing increased from the commercial paper rate plus 1.00% to the commercial paper, eurodollar or adjusted eurodollar rate, as applicable,  plus 2.50%. Additionally, the commitment fee for unused portions of the facility increased from 0.125% to 0.50%. Ares Capital also paid a renewal fee of $2.75 million, or 0.786%. Borrowings under the facility are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

As of July 22, 2008, there was $53 million funded under the line.

“We are very happy to have completed the renewal of this facility, especially considering that many other capital suppliers are seeing their credit  or financing facilities greatly reduced or even pulled as they mature. This renewal, although more expensive, was opportunistic and is in line with the current market and limits any near-term refinancing risk we may have seen later this year and into 2009.  This liquidity provides us with added flexibility to pursue the very attractive investment opportunities we continue seeing as a result of the dislocation in the credit market,” said President, Michael Arougheti.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company.  Ares Capital Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private U.S. middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital Corporation’s filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Investor Relations

Rick Davis

Ares Capital Corporation

310-201-4200